99.1  Press Release

HUMANA TRANS SERVICES HOLDING CORP. ENTERS INTO VENTURE WITH TRI-STATE EMPLOYMENT SERVICE, INC.

Wednesday, November 5, 2004

HANOVER, Md., November 5, 2004 -- Humana Trans Services Holding Corporation (OTCBB: HTSC.OB - News)

(http://www.humanaservices.com), executed a venture, through its subsidiary, Humana National Program Administrators Corp of Kingston, PA and Tri-State Employment Service, Inc. of New York, NY. The venture is the combination of Humana National's payroll administration operations with the expertise and efficiency of Tri-States' massive infrastructure.

Tri-State Employment Service, Inc., is a national human resources and staffing company with more than $250,000,000 in payroll and ancillary services. The venture will create a profitable venture and enable each company to exploit each others niche benefits. The venture will also become the platform for exploring other opportunities between Humana and Tri-State.

Humana, with the new venture, will enable it to streamline its processing unit, thus make it immediately profitable and joining forces with Tri-State, gives Humana more efficiency and cost effective operations with access to A+ rated workers' compensation insurance program, as well as a wide variety of health, dental disability and life insurance benefits and as well as retirement products for its customers, this deriving new revenue streams from this arrangement.

ABOUT HUMANA TRANS SERVICES HOLDING CORPORATION
Established in 2001, Humana is a fully reporting, publicly traded company listed currently on the over-the-counter (OTC) market under the symbol "HTSC". The company is primarily engaged in employee leasing and recruitment services in five states and maintains its corporate offices in Hanover, MD, with operations in the Northeast and Florida. HTSC currently provides human resource (HR) outsourcing principally to the transportation industry and to leading Fortune 500 companies including Cardinal Health, Penske Logistics and Royal Ahold.

The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier of customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.

For more information contact: Ron Shapss at (845) 368-3449